EXHIBIT 99.1

COMPANY NEWS

FOR IMMEDIATE RELEASE

CALMARE THERAPEUTICS CAUTIONS SHAREHOLDERS

Fairfield, CT – December 20, 2017 – Calmare Therapeutics Incorporated, (OTCQB: CTTC) (“CTI”), the pain mitigation company (“Calmare”), today confirmed that a definitive consent solicitation statement has been filed with the U.S. Securities and Exchange Commission (“SEC”) by a minority complaining group of stockholders (the “Minority Complaining Group”).

In their statement, the Minority Complaining Group have stated their intent to: (a) solicit consents to, among other things, remove the 80% of directors on Calmare’s Board of Directors who are not members of the Minority Complaining Group (this does not include the one member of the Board who is a party to the Minority Complaining Group); and (b) replace those four directors with the Minority Complaining Group’s own hand-picked nominees.

The Minority Complaining Group, which calls itself the “Calmare Committee to Restore Stockholder Value,” also stated that its handpicked board nominees intend to remove and replace the existing officers of Calmare. In its consent solicitation statement, the Minority Complaining Group asserts that it collectively owns approximately 20% of Calmare’s outstanding shares.

Calmare issued the following statement:

Eighty percent of Calmare’s Board and its entire management team are committed to executing the Company’s strategic five-year plan to drive enhanced stockholder value. Calmare continues to pursue its strategy to grow revenue and will maintain its focus on current strategic initiatives, by gaining FDA approval for more of the Company’s devices and selling the devices to a large customer base following FDA approval.

Calmare noted that stockholders should be aware and concerned that the Minority Complaining Group is attempting to take control of Calmare’s Board and the Company without providing a detailed and credible plan as to how they would create long-term stockholder value when considering the various regulations Calmare is subject to in selling its devices.

Calmare urges all Calmare stockholders to refrain from taking any action, including not returning any consent card sent by the Minority Complaining Group at this time. Calmare’s Board has formed a Special Board Committee (the “Board Majority”), which consists of the 80% of the Board that is not affiliated with the Minority Complaining Group. The Board Majority, in consultation with its legal advisor, is carefully evaluating the Minority Complaining Group’s proposals. The Board Majority will advise Calmare stockholders of its recommendation regarding the Minority Complaining Group’s solicitation in due course as soon as it has filed and cleared its documents with the SEC.

About Calmare Therapeutics, Inc.

Calmare Therapeutics, Inc. researches, develops and commercializes chronic, neuropathic pain and wound affliction devices. Our flagship medical device – the Calmare® Pain Therapy Device (the “Calmare Device”) – is the world’s only non-invasive and non-addictive modality that can successfully treat chronic, neuropathic pain. The Company holds a U.S. Food & Drug Administration 510k clearance designation on its flagship device, which grants it the exclusive right to sell, market, research and develop the medical device in the United States. The Calmare Devices are commercially sold to medical practices throughout the world. They are also found in U.S. military hospitals, clinics and on installations.

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Important Additional Information And Where To Find It

Calmare Therapeutics, Inc., 80% of its directors, and its executive officers are deemed to be participants in a solicitation of consent revocations from Calmare’s stockholders in connection with a pending consent solicitation by a group of minority stockholders seeking consents to, among other things, remove and replace 80% of Calmare’s current directors (the “Minority Consent Solicitation”). Information regarding the names of Calmare’s directors and executive officers and their respective interests in Calmare by security holdings or otherwise can be found in Calmare’s proxy statement for its 2016 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on October 25, 2016. To the extent their holdings of Calmare’s securities have changed since the amounts set forth in Calmare’s proxy statement for its 2016 Annual Meeting of Stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website: http://www.sec.gov.

Calmare intends to file a majority consent revocation statement (the “Majority Consent Revocation Statement”) and accompanying majority consent revocation card with the SEC in connection with the Minority Consent Solicitation. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Majority Consent Revocation Statement, including the schedules and appendices thereto.

INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO CAREFULLY READ THE MAJORITY CONSENT REVOCATION STATEMENT AND THE ACCOMPANYING MAJORITY CONSENT REVOCATION CARD AND OTHER DOCUMENTS FILED BY CALMARE WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain the Majority Consent Revocation Statement, any amendments or supplements to the Majority Consent Revocation Statement, the accompanying Majority Consent Revocation Card, and other documents filed by Calmare with the SEC for no charge at the SEC’s website at http://www.sec.gov. Copies also will be available at no charge at the Investor Relations section of Calmare’s corporate website at http://www.calmaretherapeutics.com, by writing to Calmare’s Chief Executive Officer at Calmare Therapeutics Incorporated, 1375 Kings Highway, Suite 400, Fairfield, CT 06824, or by calling Calmare at (203) 368-6044.

Forward-Looking Statement

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

Contacts:

Calmare Therapeutics Incorporated
Conrad Mir
President and CEO
cmir@calmaretherapeutics.com
203.368.6044

www.calmaretherapeutics.com

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